Exhibit 5.1

[Opinion of Kelly B. Rose]

November 22, 2024

Ladies and Gentlemen:

I am Senior Vice President, Legal, General Counsel and Corporate Secretary of ConocoPhillips, a Delaware corporation (the “Company”), and have acted as counsel for the Company in connection with the preparation and filing with the U.S. Securities and Exchange Commission (the “Commission”) of a Post-Effective Amendment on Form S-8 to the Registration Statement on Form S-4 (File No. 333-280448) filed with the Commission on June 24, 2024, as amended by the pre-effective Amendment No. 1 thereto filed with the Commission on July 17, 2024 (the “Form S-4”), which the Commission declared effective on July 26, 2024 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Act”), for the offer and sale of up to 2,251,879 shares (the “Shares”) of common stock, par value $0.01 per share (“Common Stock”), of the Company, reserved for issuance in connection with the Marathon Oil Corporation 2019 Incentive Compensation Plan (the “Plan”).

In furnishing this opinion, I have examined, directly or indirectly through staff or otherwise to my satisfaction, (i) the Company’s Amended and Restated Certificate of Incorporation and Second Amended and Restated By-Laws, each as amended to date, the Plan and resolutions of the Board of Directors of the Company relating, among other things, to the Plan and the Registration Statement and (ii) originals, or copies certified or otherwise identified, of corporate records of the Company, including minute books of the Company as furnished to me by the Company, certificates of public officials and of representatives of the Company, statutes and other instruments or documents, in each case, that I have deemed relevant, as a basis for the opinion hereinafter expressed. In making my examination, I have assumed that all signatures on all documents examined by me are genuine, that all documents submitted to me as originals are accurate and complete, that all documents submitted to me as copies are true and correct copies of the originals thereof and that all information submitted to me was accurate and complete.

On the basis of the foregoing, and subject to the assumptions, limitations and qualifications set forth herein, I am of the opinion that the Shares have been duly authorized and, when issued and delivered against payment of the purchase price therefor in accordance with the terms and provisions of the Plan and the Registration Statement, such Shares will be validly issued, fully paid and nonassessable.

I am a member of the Texas Bar and the opinion set forth above is limited in all respects to the General Corporation Law of the State of Delaware, as in effect on the date hereof.

I hereby consent to the filing of this opinion with the Commission as Exhibit 5.1 to the Registration Statement and to the reference to my name under the heading “Interests of Named Experts and Counsel” in the Registration Statement and any amendments thereto. In giving such consent, I do not thereby admit that I am within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Kelly B. Rose
Kelly B. Rose
Senior Vice President, Legal, General Counsel and Corporate Secretary